May 1, 2006

Alpharma's First Quarter Operating Income Grows 50%

EPS of $0.37 from Continuing Operations, Excluding Debt Prepayment Charges

Fort Lee, NJ May 1, 2006 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced first quarter diluted earnings per share ("EPS") of $0.62 versus $0.17 a year ago. First quarter 2006 results include $0.49 EPS from discontinued operations, which consists primarily of a $25.8 million after-tax gain on the first quarter 2006 sale of ParMed Pharmaceuticals, Inc., the company's generic pharmaceutical telemarketing distribution business.

First quarter 2006 EPS from continuing operations was $0.37, excluding charges of $19.4 related to the prepayment of debt, compared to a diluted loss per share from continuing operations of $0.02 in the first quarter of 2005, excluding charges of $1.9 million related to the prepayment of debt and income tax expense of $8.6 million related to the repatriation of foreign earnings under the provisions of the American Jobs Creation Act.

First quarter 2006 revenues rose $34.9 million or 28% versus 2005 to $159.0 million, driven by significant revenue growth in each of the company's businesses. Operating income in the first quarter of 2006 increased 50% to $27.0 million from $18.0 million in the first quarter of 2005. Operating margins were 17.0% in the first quarter of 2006 compared to 14.5% in last year's first quarter.

"Each of our businesses delivered strong performances in the first quarter, and has clear initiatives in place to leverage their unique market positions and expertise to drive long term growth and shareholder value," said Alpharma Vice Chairman, President, and Chief Executive Officer, Ingrid Wiik.

At March 31, 2006, the company had cash and cash equivalents of $366.4 million. In January 2006, the company repaid all its outstanding debt and at March 31, 2006 had no outstanding debt. First quarter 2006 results include net interest income of $2.8 million compared to interest expense of $13.5 million in 2005.

First Quarter 2006 Business Review of Continuing Operations

Branded Pharmaceuticals: Revenues of the company's branded product, KADIAN®, increased to $32.6 million in the first quarter of 2006 compared to $18.4 million in 2005. KADIAN® revenue growth is the result of increased prescriptions and price increases.

Based on monthly Wolters Klumer Health ("WKH") data, formerly NDC data, KADIAN® prescriptions grew 1% in the first quarter of 2006 compared to the fourth quarter of 2005, slightly below market growth of 2%. In the first quarter of 2006, KADIAN® prescriptions grew 36% versus the first quarter of 2005.

Operating margins in the first quarter of 2006 increased to 23.6% from 4.3% in the first quarter of 2005 due to volume gains and price increases, partially offset by expenses related to an expanded sales force, and $2.0 million of increased research and development investment related to line extensions and the next generation abuse-deterrent pain product, KADIAN® NT. Phase II clinical trials are currently underway on this product.

Active Pharmaceutical Ingredients: API first quarter revenues increased to $45.2 million in 2006 compared to $35.0 million in 2005. Revenues increased in 2006 principally due to the timing of customer orders, and increased sales of vancomycin. Revenues in the first quarter of 2006 include approximately $3.5 million of sales to the purchaser of the generics business under the terms of the generics sale agreement. These sales were formerly eliminated in consolidation. Excluding these sales and currency effects, revenues increased 22%.

Operating income in the first quarter of 2006 was $16.5 million versus $14.5 million a year ago, and margins in the first quarter of 2006 were 36.5% versus 41.4% a year ago. Margins in the first quarter of 2006, excluding sales related to the generics sale agreement, were 40.0%. The margin decline reflects a full quarter impact of a price reduction taken on a major product in the first quarter of 2005, and increased general and administrative expense. The first quarter 2006 operating margin was positively impacted by product mix.

Animal Health

First quarter revenues increased 10% to $81.7 million compared to $74.5 million in 2005. Revenue growth was driven by strong sales in U.S. livestock markets and increased sales in Europe and Asia. Global sales of poultry products in the first quarter of 2006 were comparable to 2005 levels.

Operating margins were 20.8% in 2006 versus 18.4% in the first quarter of 2005. The year-to-year margin improvement reflects increased sales volumes, and reduced unit costs due to third-party sourcing initiatives and productivity programs.

First Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $12.1 million to $61.2 million, due to increased spending related to the expansion of the KADIAN® sales force and related marketing activities, increased operational infrastructure to support the company's growth initiatives, and expenses related to the sale of the generics business on December 19, 2005. In addition, corporate and unallocated expenses increased due to $0.7 of stock option expense, and predominantly one-time charges of $2.4 million related to senior management retention agreements and the discontinuance of the company's performance unit plan.

Research and development expense increased $1.4 million in the quarter due to spending related to Branded Pharmaceuticals new product activity.

Interest income(expense), net was $2.8 million of income in 2006 versus expense of $13.5 million in 2005. The change is due to the repayment of all debt in January 2006.

Loss on extinguishment of debt in the quarter includes a call premium of $18.9 million paid to redeem the company's 8 5/8% senior notes and the write-off of $0.5 million of deferred loan costs.

Other income(expense), net was $0.7 million of income in 2006 and expense of $0.9 million in 2005. In 2006, the company reported net gains on foreign exchange versus net losses in 2005.

The company's effective tax rate in the first quarter of 2006 was 35%.

2006 Outlook

The company reaffirms its previous guidance of full year 2006 EPS from continuing operations in the range of $1.25-$1.35. This outlook is based on assumptions outlined in the company's March 13, 2006 fourth quarter 2005 earnings press release and excludes first quarter 2006 charges related to the prepayment of debt. The company also reaffirms its 2006 outlook for free cash flow from continuing operations of $70 million. The free cash flow outlook excludes the settlement in 2006 of approximately $60 million of accrued expenses related to the sale of the generics business in December 2005.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of foreign currency on revenues and certain other operating results, and the effect of certain other items and charges on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss first quarter 2006 results at 8:30 A.M Eastern Daylight Time on Tuesday, May 2, 2006. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 8327931

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from May 2, 2006 at 12:00 PM Eastern Daylight Time until May 9, 2006 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 8327931

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Total revenue	$158,980	$124,093
Cost of sales	62,797	50,415
Gross profit	96,183	73,678
Selling, general and administrative expenses	61,204	49,117
Research and development	7,993	6,583
Operating income	26,986	17,978
Interest income (expense), net	2,827	(13,455)
(Loss) on extinguishment of debt	(19,415)	(1,884)
Other income (expense),net	656	(877)
Income from continuing operations, before income taxes	11,054	1,762
Provision for income taxes	3,869	13,474
Income (loss) from continuing operations	7,185	(11,712)

Discontinued operations, net of taxes:
Income from discontinued operations	1,531	20,526
Gain from disposals	24,718	--
Income from discontinued operations	26,249	20,526

Net income	$33,434	$8,814

Average common shares outstanding:
Basic	53,520	52,355
Diluted	54,103	52,573

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$0.13	$(0.22)
Income from discontinued operations	$0.49	$0.39
Net Income	$0.62	$0.17

Diluted
Income (loss) from continuing operations	$0.13	$(0.22)
Income from discontinued operations	$0.49	$0.39
Net Income	$0.62	$0.17

Dividends per common share	$0.045	$0.045

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended March 31,	Revenues		Operating income (loss)
	2006	2005	2006	2005

Branded Pharmaceuticals	$32.6	$18.4	$7.7	$0.8
Operating Margin			23.6%	4.3%
Active Pharmaceutical Ingredients	45.2	35.0	16.5	14.5
Operating Margin			36.5%	41.4%
Animal Health	81.7	74.5	17.0	13.7
Operating Margin			20.8%	18.4%
Unallocated and Eliminations	(0.5)	(3.8)	(14.2)	(11.0)

Total	$159.0	$124.1	$27.0	$18.0
Operating Margin			17.0%	14.5%

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	March 31, 2006 (unaudited)	December 31, 2005
Cash and cash equivalents	$366,405	$800,010
Other current assets	236,488	237,037
Non-current assets	572,437	586,336
Total assets	$1,175,330	$1,623,383

Current liabilities, excluding debt	$174,585	$248,588
Total debt	--	416,669
Deferred taxes and other non-current liabilities	35,131	40,048
Stockholders' equity	965,614	918,078
Total liabilities and stockholders' equity	$1,175,330	$1,623,383